Exhibit 8.1

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

November 14, 2022

Snapper Merger Sub I, Inc.

1401 Lawrence Street, Suite 1750

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as counsel for Snapper Merger Sub I, Inc. (to be renamed Sitio Royalties Corp. upon closing of the Mergers), a Delaware corporation (the “Company”), in connection with (i) the mergers (the “Mergers”) contemplated by the Agreement and Plan of Merger entered into among Sitio Royalties Corp. (“Sitio”), Sitio Royalties Operating Partnership, LP, a Delaware limited partnership (“Opco LP”), the Company, a wholly owned Subsidiary of Sitio, Snapper Merger Sub II, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Opco LP (“Opco Merger Sub LLC”), Brigham Minerals, Inc., a Delaware corporation ( “Brigham”), and Brigham Minerals Holdings, LLC, a Delaware limited liability company (“Opco LLC”) and upon their joinder thereto, Snapper Merger Sub V, Inc., a Delaware corporation (“Snapper Merger Sub”), and Snapper Merger Sub IV, Inc., a Delaware corporation (“Bass Merger Sub”), dated September 6, 2022 (the “Merger Agreement”) and (ii) the preparation and filing of the related Registration Statement (File No. 333-267802) on Form S-4 (as amended and supplemented through the date hereof, the “Registration Statement”), which includes the consent solicitation statement/proxy statement/prospectus of the Company and Brigham (the “Consent Solicitation Statement/Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission. This opinion is being delivered to you in connection with the filing of the Registration Statement. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion, we have examined the Merger Agreement, the Registration Statement, the Consent Solicitation Statement/Proxy Statement/Prospectus and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing documents. For purposes of this opinion, we have assumed, with your permission, (i) that the Mergers will be consummated in the manner described in the Merger Agreement and the Consent Solicitation Statement/Proxy Statement/Prospectus, (ii) the statements concerning the Mergers set forth in the Merger Agreement and the Consent Solicitation Statement/Proxy Statement/Prospectus are true, complete and correct and will remain true, complete and correct at all times up to and including the Second Effective Time, and (iii) any representations made in the Merger Agreement “to the knowledge of” or based on the “belief of” Sitio and Brigham, or otherwise similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the Second Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations made by Sitio and Brigham referred to above, which we have assumed will be true as of the Second Effective Time.

Based upon the foregoing, we hereby confirm that the discussion contained in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Pubco Mergers” pertaining to the U.S. federal income tax consequences of the Pubco Mergers, insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions, and subject to the assumptions, limitations and conditions set forth therein, constitutes our opinion as to the material U.S. federal income tax consequences of the Pubco Mergers to holders of Sitio Class A Common Stock.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Pubco Mergers under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

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